Exhibit 99.1

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA

Media:
News	Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG Announces Pricing of Offers to Purchase Certain Debt Securities for Cash

PITTSBURGH, November 14, 2014 –PPG Industries (NYSE:PPG) today announced the consideration to be paid in the previously announced cash tender offers (each an “Offer”) for any and all of its outstanding debt securities in the series specified in the table below (the “Securities”).

The applicable United States Treasury reference security, reference yield, fixed spread, tender offer yield and total consideration, assuming a settlement date of November 17, 2014, are detailed in the table below:

Title of Securities	CUSIP No.	UST Reference Security	Reference Yield	Fixed Spread (bps)	Tender Offer Yield	Total Consideration
9% Debentures due 2021	693506AQ0	2.375% U.S.T. due August 15, 2024	2.328%	90	3.228%	$1,333.91
7.70% Notes due 2038	693506BC0	3.375% U.S.T. due May 15, 2044	3.056%	120	4.256%	$1,506.15

The applicable total consideration payable for each $1,000 principal amount of the Securities validly tendered and accepted for payment pursuant to each Offer was determined in the manner described in the Offer to Purchase, dated November 6, 2014 (the “Offer to Purchase”), by reference to the applicable fixed spread over the reference yield of the applicable United States Treasury reference security, as quoted on the Bloomberg Government Pricing Monitor on page FIT1, at 2:00 p.m., New York City time, on November 14, 2014. In addition to the total consideration, PPG also will pay accrued and unpaid interest on Securities purchased from the applicable last interest payment date up to, but not including, the settlement date. The settlement date for each Offer, unless such Offer is extended or earlier terminated, is expected to be November 17, 2014. To receive the applicable total consideration, holders of the Securities must validly tender and not validly withdraw their Securities prior to the expiration of the applicable Offer, by following the procedures described in the Offer to Purchase and the related Letter of Transmittal (the “Letter of Transmittal”).

Each Offer will expire at 5:00 p.m., New York City time, on November 14, 2014, unless extended or earlier terminated by PPG in its sole discretion. Holders of the Securities are urged to read carefully the Offer to Purchase and the related Letter of Transmittal before making any decision with respect to the Offers.

The obligation of PPG to accept for purchase and to pay the Total Consideration and the accrued and unpaid interest on the Securities pursuant to each Offer is not subject to any minimum tender condition, but is subject to satisfaction or waiver of certain other conditions described in the Offer to Purchase. No Offer is conditioned on completion of any other Offer.

J.P. Morgan Securities LLC is serving as Dealer Manager for the Offers. D.F. King & Co., Inc. is serving as the Information Agent and the Tender Agent for the Offers.

Questions regarding the Offers may be directed to J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-4811. Requests for copies of the Offer to Purchase and the Letter of Transmittal may be directed to D.F. King & Co., Inc. at (866) 416-0576 (toll-free) or (212) 269-5550.

This news release shall not be construed as an offer to purchase or a solicitation of an offer to purchase any of the Securities or any other securities. The Offers are made only by, and pursuant to, the terms of, the Offer to Purchase and the Letter of Transmittal., under which PPG, subject to applicable law, may amend, extend or terminate the Offers and postpone the acceptance for purchase of, and payment for, the Securities so tendered. The Offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Offers are required to be made by a licensed broker or dealer, they shall be deemed to be made on behalf of PPG by the Dealer Manager. None of PPG, the Dealer Manager, the Information Agent or the Tender Agent makes any recommendation as to whether holders of the Securities should tender their Securities pursuant to the Offers.

PPG: BRINGING INNOVATION TO THE SURFACE.™

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty materials company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Reported net sales in 2013 were $15.1 billion. PPG shares are traded on the New York Stock Exchange (symbol:PPG).

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are our ability to complete the Offers, global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in our filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors.

Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.